EXHIBIT 21: SUBSIDIARIES OF THE COMPANY

MediScan, Inc., a Florida corporation

RevHeart, Inc., a Delaware corporation

Healthtech Wound Care, Inc., a Delaware corporation

Healthtech Management Services, LLC, a Utah limited liability company

The Clia Lab, LLC, a Delaware limited liability company

World Reach Holdings, LLC, a Delaware limited liability company

World Reach Health, LLC, a Delaware limited liability company

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